Exhibit 99.1

Press Release December 13, 2006

Steel Dynamics Updates Healthy Earnings Outlook

FORT WAYNE, INDIANA, December 13, 2006— Steel Dynamics, Inc. (NASDAQ: STLD)  today announced that, despite the recent market softness and related steel industry earnings concerns, it expects its fourth quarter earnings will be $1.00 to $1.05 per diluted share, slightly below the guidance of $1.05 to $1.10 per diluted share provided in its third-quarter press release on October 18, 2006. Steel Dynamics earned $1.09 per diluted share in the third quarter of 2006 and $0.65 per diluted share in the fourth-quarter 2005, after adjusting for a two-for-one stock split effective November 20, 2006. This update represents about a five percent reduction in guidance and a five percent reduction in estimated fourth-quarter earnings as compared to the third quarter.

The recent fourth quarter weakness has been centered in the flat-rolled steel segment, which currently represents about one half of SDI’s steel shipments. Business activity and pricing remain strong at the company’s other four steel-making divisions and in fabrication.  Shipments and backlogs remain strong for structural steel, engineered bars, merchant bars, and specialty shapes. The company has experienced favorable trends in steel scrap pricing recently and continues to enjoy healthy margins in its long-products businesses.

Since mid-October, industry conditions for flat-rolled steel have softened to a greater extent than anticipated, resulting in both weaker order entry activity and lower selling prices. As a result, a decision was made to operate the flat roll mill at a slower pace in November and December, with the mill’s capacity utilization declining to about 85 percent. Although scrap prices have trended down, SDI’s flat-rolled profit margins have been squeezed somewhat by lower selling values. Pricing and margins for value-added and coated products have softened, but have held up better than the hot-rolled segment of the market.

“Overall, we are weathering the storm in the flat-roll segment reasonably well,” said Keith Busse, President and CEO of Steel Dynamics. “We believe, however, that the market softness will be short-lived provided that imports decline allowing inventories to be worked down. We see little indication of slackening of end-product demand, other than with certain domestic auto manufacturers and residential construction. Despite the year-end softness in the flat-roll business, SDI’s full-year 2006 earnings per diluted share should be more than 70 percent higher than in 2005, and about 25 percent higher than 2004, our previous best year.

“As we look ahead to 2007, we expect to continue to benefit from our diversified product mix, new product offerings, additional production capacity, low cost structure, effective scrap procurement programs, and continued commercial acceptance of our steel products. We expect 2007 could be another strong year for SDI, with increased shipments, higher revenues, and potentially stronger earnings,” Busse said.

The company’s fourth quarter results will include a charge of one to two cents per share related to employees at the Roanoke, Virginia, bar mill accepting a voluntary early retirement package. This charge had not been factored into earlier guidance because it was a late year program and the number of employees who would accept the offer was unknown.  About 40 employees have accepted the early retirement program, which helps the company adjust the size of the Roanoke workforce to accommodate planned improvements in processes and equipment at the Roanoke mill.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel marketplace, Steel Dynamics’ revenue growth, costs of raw materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

Factors that could cause such predictive statements to turn out other than as anticipated or predicted include, among others:  changes in economic conditions affecting steel consumption; increased foreign imports; increased price competition; difficulties in integrating acquired businesses; risks and uncertainties involving new products or new technologies; changes in the availability or cost of steel scrap or substitute materials; increases in energy costs; occurrence of unanticipated equipment failures and plant outages; labor unrest; and the effect of the elements on production or consumption.

In addition, we refer you to SDI’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com

Forward-looking or predictive statements we make are based on our knowledge of our businesses and the environment in which they operate as of the date on which the statements were made.  Due to these risks and uncertainties, as well as matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release.  We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590

f.warner@steeldynamics.com